Exhibit 99.1

Press Release Dated April 17, 2013

NEWS RELEASE

April 17, 2013

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.8 million for the quarter ended March 31, 2013. This represents an increase of $1.2 million or 45.7% when compared to net income of $2.6 million for the quarter ended December 31, 2012. On a per common share basis, net income was $.44 for the current quarter, up $.16 or 57.1% compared to $.28 for the linked quarter. The $3.8 million of net income for the current quarter is an improvement of $483 thousand or 14.6% when compared to the first quarter a year earlier. On a per common share basis, net income for the current quarter was up $.06 or 15.8% compared to $.38 for the first quarter of 2012.

“First quarter results mark another step forward in our quest to improve the Company’s overall financial condition and profitability,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “There were several positive events that took place during the quarter, including an overall increase in loans. This reverses a string of fifteen consecutive quarters of decline,” says Mr. Hillard. “We also had a decline in our holdings of repossessed real estate, where we sold properties with a book value of $3.8 million at a gain of $269 thousand. Furthermore, we have signed agreements where we expect to receive $2.6 million from the sale of additional repossessed properties with a carrying value of $2.5 million that are scheduled to close during the second quarter,” continues Mr. Hillard. “Overall nonperforming assets declined during the quarter to the lowest level since the third quarter of 2009. We have not reached our goal, but this is a positive step.”

“Net interest margin improved to 3.44%,” states Mr. Hillard. “That’s an increase of 22 basis points from the previous quarterly amount of 3.22%. The increase in margin resulted from improvements to both the yield on earning assets and cost of funds. Our overall cost of funds declined to 0.95% for the current quarter.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Nonaccrual loans	$27,994	$27,408	$43,150	$54,598	$61,358
Loans 90 days or more past due and still accruing	82	103	28	29	50
Restructured loans	26,529	26,349	26,449	17,540	17,551
Total nonperforming loans	54,605	53,860	69,627	72,167	78,959

Other real estate owned	49,130	52,562	47,480	39,566	41,750
Other foreclosed assets	-	-	-	16	36
Total nonperforming assets	$103,735	$106,422	$117,107	$111,749	$120,745

Ratio of total nonperforming loans to total loans (net of unearned income)	5.4%	5.4%	6.8%	6.9%	7.5%
Ratio of total nonperforming assets to total assets	5.8	5.9	6.3	6.0	6.4

 Farmers Capital Bank Corporation   * Page 1 of 5

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at December 31, 2012	$27,408	$26,349	$52,562
Loans placed on nonaccrual status	2,845	-	-
Loans restructured	-	291	-
Principal paydowns	(745)	(111)	-
Transfers to other real estate owned	(1,262)	-	1,374
Charge-offs/write-downs	(252)	-	(1,033)
Proceeds from sales	-	-	(4,067)
Net gain on sales/other	-	-	294
Balance at March 31, 2013	$27,994	$26,529	$49,130

Total nonperforming assets decreased $2.7 million or 2.5% during the current quarter and represent 5.8% of total assets at March 31, 2013. The decrease in nonperforming assets was driven by a $3.4 million or 6.5% decline in other real estate owned, which was primarily attributed to sales activity. The Company sold repossessed properties during the current quarter with an aggregate recorded investment of $3.8 million, resulting in a net gain of $269 thousand.

The allowance for loan losses was $23.6 million or 2.31% of loans outstanding (net of unearned income) at March 31, 2013 compared to $24.4 million or 2.43% at year-end 2012. Net loan charge-offs were $250 thousand and $1.4 million for the current three months and linked quarter, respectively. This represents a decrease of $1.2 million or 82.2%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .02% and .14% in the current and linked quarters, respectively.

First Quarter 2013 Compared to Fourth Quarter 2012

●

Net income was $3.8 million or $.44 per common share for the first quarter of 2013, an increase of $1.2 million or $.16 per common share compared to the linked quarter. The increase in net income resulted primarily from a decrease in the provision for loan losses of $1.3 million and lower expenses associated with repossessed properties of $1.1 million or 56.2%.

●

The decrease in the provision for loan losses is the result of an overall improvement in the credit quality of the loan portfolio. While nonperforming loans edged up $745 thousand or 1.4% during the quarter, past due and watch list loans have declined. Historical loss rates have also improved as lower recent charge-off activity has replaced higher levels that spiked upward toward the early part of the Company’s rolling three year look-back period used when evaluating the allowance for loan losses.

●

The $1.1 million or 56.2% decrease in net other real estate expenses was driven by lower impairment charges of $525 thousand or 33.7% to write properties down to their estimated fair value. Other real estate expenses also include net gains on the sale of repossessed properties of $269 thousand compared to a net loss of $83 thousand in the linked quarter comparison.

●

Net interest income increased $253 thousand or 1.9% in the comparison. Interest expense decreased $658 thousand or 17.2%, partially offset by lower interest income of $405 thousand or 2.4%. Interest expense declined primarily due to two events occurring during the fourth quarter of 2012: the repayment of a $50.0 million portion of long-term borrowings with a fixed interest rate of 3.98% and the repricing of $23.2 million of subordinated debt from a fixed rate of 6.60% to a variable rate of 3-month LIBOR plus 132 basis points. Interest expense on deposits decreased $256 thousand, primarily related to the repricing of higher-rate time deposits to lower market interest rates and lower balances outstanding.

●

Net interest margin was 3.44% for the current quarter, an increase of 22 basis points from 3.22% in the linked quarter. Net interest spread was 3.27% and 3.02% in the current and linked quarter, respectively. Overall cost of funds decreased 15 basis points to 0.95%.

●

Noninterest income was $5.4 million, a decrease of $637 thousand or 10.5%. The decrease was mainly due to lower investment securities gains of $245 thousand and a decrease related to gains on the sale of mortgage loans of $215 thousand or 38.8% due to volume. No gains were recorded on the sale of investment securities during the current quarter.

  Farmers Capital Bank Corporation   * Page 2 of 5

●	Noninterest expenses decreased $937 thousand or 6.1% in the linked quarter comparison. The decrease was mainly due to lower expenses associated with repossessed properties of $1.1 million.
●

Income tax expense was $1.3 million for the current quarter, an increase of $705 thousand compared to $613 thousand for the fourth quarter of 2012. The effective income tax rates were 25.8% and 19.1% for the current and linked quarter, respectively.

First Quarter 2013 Compared to First Quarter 2012

●

Net income was $3.8 million or $.44 per common share for the first quarter of 2013, an increase of $483 thousand or $.06 per common share compared to the first quarter of 2012. The increase in net income is attributed primarily to a decrease in the provision for loan losses of $1.6 million or 165% and an increase in net interest income of $369 thousand or 2.8%, partially offset by a decrease in noninterest income of $617 thousand or 10.2%. Income tax expense increased $962 thousand or 270%.

●

The decrease in the provision for loan losses is the result of an overall improvement in the credit quality of the loan portfolio. Nonperforming loans, loans past due, and watch list loans have all declined at March 31, 2013 compared to a year earlier. Historical loss rates have also improved as lower recent charge-off activity has replaced higher levels that spiked upward toward the early part of the Company’s rolling three year look-back period used when evaluating the allowance for loan losses.

●

The $617 thousand decrease in noninterest income was driven by lower income from company-owned life insurance of $520 thousand or 68.4%. Income from company-owned life insurance for the prior year includes a nonrecurring gain in the amount of $529 thousand related to death benefit proceeds.

●

The $369 thousand or 2.8% increase in net interest income was driven by lower interest expense of $2.0 million or 39.2%, which offset a decrease in interest income of $1.7 million or 9.1%. The decrease in interest expense was driven mainly by a decline in interest expense on deposits of $1.1 million or 40.8%. Interest expense on deposits decreased primarily due to the repricing of higher-rate time deposits to lower market interest rates and lower balances outstanding. The decrease in interest expense also declined as a result of two significant events that occurred during the fourth quarter of 2012: the repayment of a $50.0 million portion of long-term borrowings with a fixed interest rate of 3.98% and the repricing of $23.2 million of subordinated debt from a fixed rate of 6.60% to a variable rate of 3-month LIBOR plus 132 basis points.

●

Net interest margin was 3.44% for the current quarter, an increase of 30 basis points from 3.14% compared to a year earlier. Net interest spread was 3.27% and 2.91% in the current and year-ago quarters, respectively. Overall cost of funds decreased 47 basis points to 0.95%.

●	Total noninterest expenses were relatively unchanged at $14.5 million.
●

Income tax expense was $1.3 million for the first quarter of 2013, an increase of $962 thousand or 270% compared to $356 thousand for the first quarter of 2012. The effective tax rate for the current quarter was 25.8% compared to 9.7% for the same quarter a year ago.

Balance Sheet

●

Total assets were $1.8 billion at March 31, 2013, a decrease of $12.7 million or 0.7% from year-end 2012. Cash and cash equivalents decreased $18.1 million or 18.9%, partially offset by an increase in loans (net of unearned income) of $13.0 million or 1.3%. Other real estate owned decreased $3.4 million or 6.5%.

●

The increase in net loans breaks a period of fifteen consecutive quarterly declines. Loans secured by commercial real estate increased $7.6 million or 1.8% followed by residential real estate of $5.1 million or 1.4%.

●

Other real estate owned was $49.1 million at quarter end, a decrease of $3.4 million or 6.5% compared to $52.6 million at year end 2012. The decrease was driven by the sale of repossessed properties during the current quarter having an aggregate recorded investment of $3.8 million, resulting in a net gain of $269 thousand.

●

Total deposits decreased $16.0 million or 1.1% in the linked quarter comparison. Interest bearing deposit balances decreased $11.6 million or 1.0% and noninterest bearing deposits decreased $4.4 million or 1.7%.

●

Short-term borrowings increased $1.6 million or 6.7% primarily related to short-term repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings decreased $2.0 million or 1.1% due to repayments on Federal Home Loan Bank borrowings.

 Farmers Capital Bank Corporation   * Page 3 of 5

●

The allowance for loan losses was $23.6 million or 2.31% of loans outstanding (net of unearned income) at March 31, 2013 compared to $24.4 million or 2.43% at year-end 2012. Net loan charge-offs were $250 thousand and $1.4 million for the current three months and linked quarter, respectively. This represents a decrease of $1.2 million or 82.2%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .02% and .14% in the current and linked quarters, respectively.

●	The ratio of nonperforming loans to loans outstanding (net of unearned income) was 5.4% at March 31, 2013, unchanged from December 31, 2012.
●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

 Farmers Capital Bank Corporation   * Page 4 of 5

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest income	$16,742	$17,147	$18,410
Interest expense	3,166	3,824	5,203
Net interest income	13,576	13,323	13,207
Provision for loan losses	(632)	710	977
Net interest income after provision for loan losses	14,208	12,613	12,230
Noninterest income	5,411	6,048	6,028
Noninterest expenses	14,509	15,446	14,593
Income before income tax expense	5,110	3,215	3,665
Income tax expense	1,318	613	356
Net income	$3,792	$2,602	$3,309

Net income	$3,792	$2,602	$3,309
Less preferred stock dividends and discount accretion	485	483	478
Net income available to common shareholders	$3,307	$2,119	$2,831

Basic and diluted net income per common share	$.44	$.28	$.38

Averages
Loans, net of unearned interest	$1,005,775	$1,011,204	$1,058,277
Total assets	1,793,359	1,839,747	1,879,352
Deposits	1,395,328	1,414,894	1,434,399
Shareholders’ equity	168,999	168,969	159,357

Weighted average shares outstanding-basic and diluted	7,470	7,466	7,447

Return on average assets	.86%	.56%	.71%
Return on average equity	9.10%	6.13%	8.35%

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$77,726	$95,855
Investment securities	570,122	573,928
Loans, net of allowance of $23,563 and $24,445	994,414	980,550
Other assets	152,272	156,899
Total assets	$1,794,534	$1,807,232

Deposits	$1,394,809	$1,410,810
Federal funds purchased and other short-term borrowings	25,705	24,083
Other borrowings	176,229	178,267
Other liabilities	27,200	26,051
Total liabilities	1,623,943	1,639,211

Shareholders’ equity	170,591	168,021
Total liabilities and shareholders’ equity	$1,794,534	$1,807,232

End of period tangible book value per common share[1]	$18.69	$18.35
End of period common share value	18.80	12.25

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   * Page 5 of 5